Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 27, 2017, except for the change in the manner in which the Company accounts for restricted cash in the statement of cash flows discussed in Note 3 to the consolidated financial statements, as to which the date is January 28, 2019, relating to the financial statements and the financial statement schedule, which appears in Jefferies Group LLC’s Annual Report on Form 10-K for the year ended November 30, 2018. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

February 1, 2019